Exhibit 3.1
ZONAGEN, INC.
CERTIFICATE OF AMENDMENT
TO
RESTATED CERTIFICATE OF INCORPORATION
     Pursuant to the provisions of the Delaware General Corporation Law (the “DGCL”), Zonagen, Inc., a Delaware corporation (the “Corporation”), does hereby certify as follows:
     Pursuant to a written consent of the Board of Directors of the Corporation (the “Board”) executed on December 22, 2005, the Board adopted a resolution that the Restated Certificate of Incorporation of the Corporation be amended and that such amendment be submitted to the stockholders of the Corporation for their approval as follows:
     Article I of the Restated Certificate of Incorporation is hereby amended to change the name of the Corporation so that it shall henceforth read in its entirety as follows:
“ARTICLE I
     The name of the corporation is Repros Therapeutics, Inc.”
     At a meeting and vote of the stockholders held on May 2, 2006, a majority of the stockholders entitled to vote thereon approved said amendment to the Restated Certificate of Incorporation.
     The aforesaid amendment to the Restated Certificate of Incorporation was duly adopted in accordance with the applicable provisions of Section 242 of the DGCL.
     IN WITNESS WHEREOF, this Certificate of Amendment has been executed as of the 2nd day of May, 2006.

ZONAGEN, INC.

By:	/s/ Joseph Podolski

Joseph Podolski
President and Chief Executive Officer